EXHIBIT 5.0

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PIPER
MARBURY
RUDNICK
& WOLFE LLP

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Suite 610, Commerce Executive Park III
1850 Centennial Park Drive
Reston, Virginia  20191-1517
www.piperrudnick.com

PHONE   (703) 391-7100
FAX     (703) 390-5299

                                 April 25, 2000

PEC Solutions, Inc.
12750 Fair Lakes Circle
Fairfax, Virginia 22033

Ladies and Gentlemen:

         We have acted as counsel to PEC Solution, Inc., a Delaware Corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") registering 2,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), issuable pursuant to subscriptions under the Company's 2000 Employee Stock Purchase Plan (the "Plan Shares"), 1,500,000 shares of Common Stock issuable pursuant to the exercise of stock options granted under the Company's 2000 Stock Incentive Plan in 2000, 1,237,540 shares of Common Stock issuable pursuant to the exercise of stock options granted under the Company's 1987 Stock Option Agreement, and 3,173,064 shares of Common Stock issuable pursuant to the exercise of stock options granted under the Company's 1995 Nonqualified Stock Option Plan (all such plans are collectively referred to herein as the "Plans," and all such shares issuable under the Plans are collectively referred to herein the "Plan Shares").

         We have examined copies of the Company's Certificate of Incorporation, By-Laws, the Plan, all resolutions adopted by the Company's Board of Directors relating to the above and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for this opinion. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to this opinion, we have relied on statements and certificates of officers and representatives of the Company and others.

         Based upon the foregoing, we are of the opinion that Plan Shares issuable under the Plan have been duly authorized and will be (when issued, sold and delivered as authorized) validly issued, fully paid and non-assessable.

         The opinions set forth herein are limited to matters governed by the laws of the State of Delaware and the Federal Laws of the United States of America, and we express no opinion as to any other laws.

         We hereby consent to the filing of this opinion as Exhibit 5.0 to the Registration Statement.

                                         Very truly yours,

                                         /s/ PIPER MARBURY RUDNICK & WOLFE LLP


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